UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE CORPORATION COMMISSION

BUREAU OF FINANCIAL INSTITUTIONS

RICHMOND, VIRGINIA

Written Agreement by and among
PREMIER FINANCIAL BANCORP, INC.
Huntington, West Virginia

ABIGAIL ADAMS NATIONAL BANCORP, INC.
Washington, D.C.

CONSOLIDATED BANK AND TRUST COMPANY
Richmond, Virginia

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia
and

STATE CORPORATION COMMISSION BUREAU OF FINANCIAL
INSTITUTIONS
Richmond, Virginia
Docket No. 10-141-WA/RB-SM

WHEREAS, Premier Financial Bancorp, Inc., Huntington, West Virginia (“Premier”), is a registered bank holding company that owns and controls Abigail Adams National Bancorp, Inc., Washington, D.C. (“AANBI”), a registered bank holding company that owns and controls Consolidated Bank and Trust Company, Richmond, Virginia (the

“Bank”), a state-chartered bank that is a member of the Federal Reserve System, and a national bank; and Premier also controls various state-chartered nonmember banks;
WHEREAS, it is the common goal of Premier and AANBI (collectively, the “Companies”), the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State Corporation Commission Bureau of Financial Institutions (the “Bureau”) to maintain the financial soundness of the Companies so that the Companies may serve as a source of strength to the Bank and their national bank;
WHEREAS, the Companies, the Bank, the Reserve Bank, and the Bureau have mutually agreed to enter into this Written Agreement (the “Agreement”); and
WHEREAS, on July 20 & 28, 2010, the boards of directors of Premier, AANBI, and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Marshall T. Reynolds, Robert W. Walker, and Doretha P. Fowlkes, respectively, to enter into this Agreement on behalf of Premier, AANBI, and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Premier, AANBI, the Bank, and their respective institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 181 8(b)(3)).
NOW, THEREFORE, Premier, AANBI, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1.      The boards of directors of the Companies shall take appropriate steps to fully utilize the Companies’ financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of

Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank and their national bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Reserve Bank or the Bureau.

Board Oversight

2.     Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, lending, risk management, internal controls, capital, earnings, liquidity, internal audit, and funds management;
(b) the responsibility of the board of directors to monitor management’s adherence to the Bank’s approved policies and procedures, and applicable laws and regulations;
(c) the responsibilities of the board of directors’ committees and the scope and frequency of committee meetings, with particular emphasis on the loan, asset/liability, and audit committees;
(d) the Bank’s staffing needs, with particular emphasis on internal audit and loan review; and
(e) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the

Bank, including information on the Bank’s adversely classified assets, allowance for loan and lease losses (“ALLL”), capital, earnings, interest rate risk, and liquidity.

Asset Improvement

3.      The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the reports of examination of the Bank conducted by the Bureau that commenced on November 30, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 2 15.2(n)).

4.    (a)     Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $190,000, including OREO, that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.
       (b)     Within 30 days of the date that any additional loan or other asset in excess of $190,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan or asset.
       (c)     Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

5.     (a)      The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau. Thereafter, the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.
        (b)  Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
        (c)      Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.
                     (d)      During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

6.      Within 60 days of this Agreement, the Companies and the Bank shall jointly submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include the Bank’s current and future capital requirements, including:
         (a)  Compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
         (b)  the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;
         (c)  the source and timing of additional funds to fulfill the Bank’s future capital and loan loss reserve needs; and
         (d)  the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that the Companies serve as a source of strength to the Bank.

7.      The Companies and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any quarter in which any of the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, the Companies and the Bank shall submit an acceptable written plan that details the steps the Companies and the Bank will take to increase the Bank’s capital ratios to or above the approved capital plan’s minimums.

Asset Improvement

8.  (a)    Within 60 days of this Agreement, the Companies and the Bank shall submit to the Reserve Bank and the Bureau a strategic plan to improve the Bank’s earnings and budget for the remainder of 2010. The written plan and budget shall include, but not be limited to:
                 (i) a realistic and comprehensive budget for the remainder of the calendar year 2010, including income statement and balance sheet projections; and
                 (ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
        (b)     A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Bureau at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management

9.     Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to enhance management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:
                     (a)  Measures to enhance the monitoring, measurement and reporting of the Bank’s liquidity position to the board of directors; and
                     (b)  specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

10.  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes enhanced adverse scenario planning.

Dividends

11.  (a)     The Companies and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors, and, as to the Bank, the Bureau.
          (b)  All requests for prior approval shall be received by the Reserve Bank and the Bureau at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information, as appropriate, on the Companies’ capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment. For requests to declare or pay dividends, the Companies and the Bank, as appropriate, must also demonstrate that the requested payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and

Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and the provisions of Section 6.1-56 of the Code of Virginia.

Debt and Stock Redemption

12.  (a)    The Companies shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b)     The Companies shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

13.     In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Companies and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 183 1i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

14.  The Companies and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

15.  Within 30 days after the end of each calendar quarter following the date of this Agreement, the Companies and the Bank shall submit to the Reserve Bank and the

Bureau written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Program

16.     (a)     The Bank, and, as applicable, the Companies, shall submit written plans, and a program that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 4(a), 4(b), 5(c), 6, 7, 9, and 10 of this Agreement.'
          (b)  Within 10 days of approval by the Reserve Bank and the Bureau, the Bank, and, as applicable, the Companies, shall adopt the approved plans and program. Upon adoption, the Bank, and, as applicable, the Companies, shall promptly implement the approved plans and program and thereafter fully comply with them.
          (c)  During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

17.     All communications regarding this Agreement shall be sent to:

(a)	Mr. Eugene W. Johnson, Jr. Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, VA 23261-7622

(b)	Mr. John M. Crockett
Deputy Commissioner
State Corporation Commission Bureau of Financial Institutions
Post Office Box 640
Richmond, Virginia 23218

(c)	Mr. Robert W. Walker
Chief Executive Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702

(d)	Mr. Robert W. Walker
Chairman, CEO and President
Abigail Adams National Bancorp, Inc.
1130 Connecticut Avenue, Suite 200
Washington, D.C. 20036

(c)	Mr. Duane K. Bickings
Chief Executive Officer
Consolidated Bank and Trust Company
Post Office Box 26823
Richmond, Virginia 23212

Miscellaneous

18.  Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to the Companies and the Bank to comply with any provision of this Agreement.

19.  The provisions of this Agreement shall be binding upon the Companies and the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

20.  Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

21.  The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting the Companies and the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

              22.     Pursuant to section 50 of the FDI Act (12 U.S.C. § 183 1aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th day of July, 2010.

PREMIER FINANCIAL BANCORP, INC.                FEDERAL RESERVE BANK
OF RICHMOND

By: /s/ Marshall T. Reynolds                                          By: /s/ Eugene W. Johnson, Jr.
Marshall T. Reynolds                                                     Eugene W. Johnson, Jr.
Chairman                                                                       Vice President

ABIGAIL ADAMS NATIONAL                                 STATE CORPORATION COMMISSION
BANCORP, INC.                                                        BUREAU OF FINANCIAL INSTITUTIONS

By: /s/ Robert W. Walker                                              By: /s/ John M. Crockett
Robert W. Walker                                                        John M. Crockett
Chairman, CEO and President                                      Deputy Commissioner

CONSOLIDATED BANK AND
TRUST COMPANY

By: /s/ Doretha P. Fowlkes
Doretha P. Fowlkes
Chairwoman of the Board